Exhibit 15.2

May 29, 2012

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

Ladies and Gentlemen:

We have read the paragraphs contained within the section titled "Previous Independent Registered Public Accounting Firm" within Item 16-F of Gafisa S.A.'s 2009 Form 20-F/A dated May 29, 2012. We are in agreement with the statements contained therein.

/s/ PricewaterhouseCoopers
PricewaterhouseCoopers
Auditores Independentes